EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors: Sheree Aronson, Corporate Vice President, Investor Relations and Corporate Communications (714) 247-8290 sheree.aronson@amo-inc.com	Media: Steve Chesterman, Manager, Corporate Communications (714) 247-8711 steve.chesterman@amo-inc.com or Mark Levin, Manager, Investor Relations (714) 247-8465 mark.levin@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES

SECOND-QUARTER 2007 RESULTS

•	Integration of IntraLase Drove Pro Forma Laser Vision Correction Sales Growth of 17% on Strong Procedure Volume and Unit Placements

•	Eye Care Business Executed Multipurpose Solution Recall; Preparing for August Market Re-Entry Ahead of Previous Timeline

•	Tecnis® Monofocal and Refractive Implant Sales Fueled 8% IOL Growth

•	Company Reaffirms 2007 and 2008 Financial Guidance

(SANTA ANA, CA), August 2, 2007 – Advanced Medical Optics, Inc. (AMO) [NYSE: EYE], a global leader in ophthalmic surgical devices and eye care products, today announced financial results for the second quarter of 2007.

The company’s second-quarter 2007 net sales rose 1.7 percent to $261.4 million. The sales increases related to the April 2007 acquisition of IntraLase Corp. and organic growth were offset by lost sales and product returns related to the May 2007 MoisturePlus recall. Foreign currency impacts increased net sales by 1.7 percent.

AMO reported a second-quarter net loss under Generally Accepted Accounting Principles (GAAP) of $166.8 million, or a loss of $2.78 per share, which included the impact of the recall. These results also included the following items, which combined to increase the net loss per share by approximately $1.98:

•	$85.4 million pre-tax, non-cash in-process research and development (R&D) charge and a $7.7 million pre-tax, non-cash inventory step-up to fair value charge related to the IntraLase acquisition.

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•	Approximately $14.5 million in pre-tax transaction-related charges.
•	$1.2 million in a pre-tax, non-cash deferred financing cost write-off related to the IntraLase acquisition financing and a gain on derivative instruments.
•	$9.8 million unfavorable tax impact associated primarily with acquisition-related items.

In the same period last year, AMO reported a GAAP net loss of $2.7 million, or a loss of $0.04 per share. A total of $52.7 million in pre-tax items reduced second-quarter 2006 results by $0.54 per share. These items were related primarily to note repurchases, rationalization and repositioning initiatives and an unrealized loss on derivative instruments.

“In the second quarter, we moved aggressively to integrate IntraLase,” said Jim Mazzo, AMO chairman, president and chief executive officer. “Our Advanced CustomVue® technology and IntraLase® FS laser drove laser vision correction sales to new highs, demonstrating the strategic value of this combination. In addition, our portfolio of refractive implants delivered double-digit growth on a sequential and year-over-year basis and helped fuel an 8 percent rise in intraocular lens sales. Furthermore, our eye care business moved quickly and responsibly to execute a global recall, and developed a comprehensive plan to re-enter the multipurpose contact lens care market ahead of schedule.”

Second-Quarter Performance by Product Line

Below are sales highlights of second-quarter 2007 results by product line. Growth rates reflect comparisons to the same period in 2006 and include the impacts of foreign currency. Pro forma growth rates reflect comparisons that include IntraLase’s performance in the same period of 2006. For more information, see the table entitled “Global Sales” that accompanies this release.

Cataract/Implant sales rose 4.3 percent to $140.2 million.

•	Total intraocular lens (IOL) sales rose 8.0 percent to $81.3 million.
•	Monofocal IOL sales rose 5.4 percent to $66.8 million, reflecting continued strong growth of the Tecnis® IOL franchise.
•

Refractive IOL sales grew 21.8 percent to $14.5 million, reflecting continued demand for the company’s ReZoom®, Tecnis® Multifocal, VerisyseTM and VeriflexTM IOLs. Compared to the first-quarter of 2007, refractive IOL sales rose 12.6 percent, demonstrating continued market share gains.

•	AMO’s Healon® family of viscoleastics grew 0.5 percent. Total viscoelastics sales of $32.3 million declined 1.6 percent.
•

Phacoemulsification sales declined 2.2 percent to $21.7 million, due primarily to anticipated lower equipment sales ahead of the commercial release of the new WhiteStar SignatureTM phacoemulsification system in the third quarter. Surgical pack sales rose 6.4 percent.

Laser Vision Correction (LVC) sales rose 91.2 percent to $102.1 million.

•	Pro forma LVC sales increased 17.0 percent.
•	Procedures and related sales of $63.6 million represented a 74.9 percent increase, or 25.6 percent on a pro forma basis.
•	AMO’s U.S. LASIK procedure volumes grew 13.2 percent and its U.S. custom procedure mix reached 62.4 percent for the trailing 12 months ended June 29.
•	AMO’s U.S. femtosecond procedure volumes grew 36.6 percent for the trailing 12 months ended June 29 on a pro forma basis.
•

International procedure sales were $16.1 million, which included excimer procedure sales of $5.2 million, up 61.4 percent, and femtosecond procedure sales of $10.9 million, up 98.1 percent on a pro forma basis.

•

System sales increased 190.5 percent to $28.5 million, or an increase of 6.4 percent on a pro forma basis. On a unit basis, placements of the VISX Star S4 IR® excimer laser rose 47 percent; IntraLase® FS laser placements rose 23 percent on a pro forma basis.

Eye Care sales declined 72.5 percent to $19.0 million.

•

AMO estimated that the recall reduced eye care sales by approximately $54 million, including approximately $31 million in returns and an estimated $23 million in lost sales. As a result of the sales returns, the company reported negative multipurpose sales of $7.8 million. The company incurred recall-related costs of approximately $27 million, which were recognized in cost of sales and SG&A expense.

•	Hydrogen peroxide sales declined 14.6 percent to $13.6 million, reflecting primarily the continued contraction of this market in Japan.

Product Update

AMO began shipments this week of a Complete®-branded multipurpose solution that it expects will be available to U.S. and European practitioners and patients in late August, marking the company’s re-entry into the multipurpose market following the May recall. The company had originally expected to re-enter the market by the end of September. AMO will focus on disinfection efficacy and comfort, and promote a standard of care that emphasizes the importance of a rub-and-rinse regimen, per recommendations by professional eye care associations. AMO expects to begin shipments to other markets by the end of September.

In July, AMO received U.S. Food and Drug Administration (FDA) approval for the Advanced CustomVueTM Monovision procedure for the visual correction of myopic (nearsighted) presbyopic patients, with and without astigmatism. The approval marked an industry first as the Advanced CustomVueTM Monovision procedure is the only FDA-approved wavefront-guided LASIK treatment for the correction of both near and far vision in presbyopic patients. In a clinical trial, 96 percent of patients achieved 20/25 or better vision at both far and near after one year. AMO expects the procedure to be available to U.S. LASIK patients by the end of 2007.

In April, AMO introduced the White Star SignatureTM phacoemulsification system with FusionTM Fluidics. This new, advanced technology combines the proven performance of AMO’s WhiteStar® technology with the safety of a revolutionary FusionTM dual pump fluidic system. A streamlined user interface and easy-to-use accessories enhance efficiency of the operating room environment. Commercial release of the WhiteStar SignatureTM system begins in August 2007.

Also in April, AMO received CE Mark for the commercial sale of its next-generation Tecnis® monofocal IOL in European Union member countries. It is designed to deliver ease-of-implantation with outstanding visual performance. AMO expects to launch this new IOL at the European Society of Cataract and Refractive Surgeons (ESCRS) meeting next month.

Additional Second-Quarter Highlights

Below are additional highlights of second-quarter 2007 results. Growth rates reflect comparisons to the same period one year ago.

•

Gross profit decreased 22.3 percent to $127.9 million, including a $7.7 million non-cash inventory step-up to fair value charge related to the IntraLase acquisition. Gross profit was also impacted by approximately $50.9 million in returns and costs and an estimated $15.9 million related to lost sales associated with the recall.

•

R&D expense rose 24.8 percent to $20.7 million, or approximately 7.9 percent of sales, compared to 6.4 percent in the second quarter of 2006. The increase was due primarily to the addition of IntraLase and WaveFront Sciences Inc.

•

SG&A expense rose 42.0 percent to $149.7 million, including approximately $14.5 million in transaction-related charges. SG&A expense was also impacted by the addition of IntraLase and WaveFront Sciences, and approximately $7.5 million in recall-related expenses.

•

Operating loss of $127.9 million included an $85.4 million non-cash in-process R&D charge related to the IntraLase acquisition and $22.2 million in transaction-related charges. The company estimated that the recall reduced operating income by approximately $72.2 million, including a $13.8 million impact of estimated lost sales. Second-quarter 2006 operating income of $25.0 million included $32.0 million in charges related primarily to rationalization and repositioning initiatives.

•

Non-operating expense declined 12.5 percent to $23.5 million. Interest expense rose to $22.0 million, due primarily to increased debt and a $1.3 million deferred financing cost write-off associated with the IntraLase acquisition. Second-quarter 2006 non-operating expense of $26.8 million included a $15.8 million charge for the early retirement of convertible senior subordinated notes. Interest expense in the year-ago quarter was $8.0 million and included a $2.4 million deferred financing cost write-off.

•

The company reported an income tax provision of $15.4 million, which included a $9.8 million unfavorable tax impact related primarily to acquisitions. The tax rate was also negatively affected by the non-deductible in-process R&D charge and the impact of the recall, including the related impact on utilization of foreign tax credits. AMO expects the recall to adversely affect its future tax liability and effective tax rate, and estimates its 2008 effective tax rate in the upper 30 percent range. The company also expects that the rate will decline to the low 30 percent range by 2010.

Six-Month Financial Results

Net sales for the first six months of 2007 rose 3.6 percent to $513.1 million, including a 2.1 percent increase related to foreign currency fluctuations. The rise reflects the addition of the IntraLase and WaveFront Sciences acquisitions and organic growth, which were largely offset by estimated recall-related lost sales and returns.

The company reported a GAAP net loss for the first six months of 2007 of $154.7 million, or a loss of $2.59 per share. The per-share loss was increased by $2.02 due to an $87.0 million charge for in-process R&D, approximately $22.2 million in transaction-related charges, a $1.3 million deferred financing cost write-off, a $300,000 loss on derivative instruments and a $9.7 million unfavorable tax impact associated primarily with acquisition-related items. For the first six months of 2006, the company reported a GAAP net loss of $0.1 million, or break even on a per share basis. Pre-tax net charges of $87.9 million reduced after-tax earnings per share by $0.87 and included $66.8 million in charges related primarily to rationalization and repositioning initiatives, $18.2 million related to note repurchases and a $2.9 million unrealized loss on derivative instruments.

Financial Guidance

AMO affirmed its guidance as follows:

	2007	2008
Revenue (in millions)	$1,050 - $1,070	$1,230 - $1,250
Adjusted Earnings (Loss) Per Share	$(.95) - $(1.15)	$1.55 - $1.75

The company’s adjusted earnings (loss) per-share guidance includes the impact of the May 2007 recall and annualized acquisition-related amortization of approximately $70 million. The company’s adjusted earnings (loss) per share guidance excludes any charges and write-offs associated with acquisitions, reorganizations, recapitalizations, as well as unrealized gains or losses on derivative instruments and other one-time charges .

Live Web Cast & Audio Replay

AMO will host a live Web cast to discuss this release today at 10:00 a.m. EDT. To participate and download slides that accompany the company’s remarks, visit www.amo-inc.com. An audio replay will be available at approximately noon EDT today and will continue through midnight EDT on August 16 at 800-642-1687 (Passcode 7377311) or by visiting www.amo-inc.com.

About Advanced Medical Optics (AMO)

AMO develops advanced, life-improving vision technologies for people of all ages. Products in the cataract/implant line include intraocular lenses (IOLs), phacoemulsification systems, viscoelastics, and related products used in ocular surgery. AMO owns or has the rights to such product brands as ReZoom®, Tecnis®, Clariflex®, Sensar®, and Verisyse® IOLs, Sovereign®, Sovereign® Compact and WhiteStar Signature™ phacoemulsification systems with WhiteStar® technology, Healon® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the laser vision correction line include wavefront diagnostic devices, femtosecond lasers and associated patient interface devices, and excimer laser vision correction systems and treatment cards. AMO brands in the laser vision correction business include Star S4 IR®, WaveScan Wavefront®, CustomVue®, IntraLase® FS, IntraLase Method™ and IntraLasik®. Products in the contact lens care line include disinfecting solutions, enzymatic cleaners and lens rewetting drops. Among the eye care product brands the company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blink™ branded products. AMO is based in Santa Ana, California, and employs approximately 4,200 worldwide. The company has operations in 24 countries and markets products in approximately 60 countries. For more information, visit the company’s Website at www.amo-inc.com.

Use of Non-GAAP Measures

Our earnings (loss) per-share guidance for 2007 and 2008 is provided on a non-GAAP basis. The company’s adjusted EPS guidance excludes any charges associated with acquisitions, reorganizations and recapitalizations and other one-time charges. The guidance also assumes no impact of potential unrealized gains or losses on derivative instruments. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s ongoing operating results. This presentation is also consistent with our internal use of the measure and prior guidance structure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the sustainable profitability of the on-going business operations. The economic substance related to our use of adjusted per-share guidance is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced in prior periods. The company is not able to provide a reconciliation of projected adjusted per-share guidance to expected reported results due to the unknown effect, timing and potential significance of special charges, and our inability to forecast charges associated with future transactions and initiatives.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Forward-Looking Statements

This press release contains forecasts about AMO and its businesses, such as management’s total revenue and adjusted earnings (loss) per-share outlook. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may at times differ from its estimates and targets.

Statements in this press release regarding financial guidance, statements of Mr. Mazzo, statements regarding plans to re-enter the multipurpose segment, sales trends, expected product launch and availability dates, expected recall impacts, and any other statements in this press release that refer to AMO’s estimated or anticipated future results, are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses including but not limited to uncertainties associated with successful and timely execution of our recalls, unexpected changes in competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; AMO’s ability to maintain a sufficient supply of products and unexpected supply delays, product liability claims or new quality issues; litigation related to our recall or otherwise; and the uncertainties associated with intellectual property protection for the company’s products. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates or consumer confidence indices, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO’s 2006 Form 10-K filed in March 2007 and Form 10-Q filed in May 2007 that include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or by contacting AMO’s Investor Relations Department by calling 714-247-8455.

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Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Net sales:
Cataract/implant	$140,249	$134,421	$267,998	$254,865
Laser vision correction	102,110	53,401	166,725	114,356
Eye care	19,038	69,219	78,347	126,048

	261,397	257,041	513,070	495,269
Cost of sales (A)	133,486	92,373	227,653	179,208

Gross profit	127,911	164,668	285,417	316,061
Selling, general and administrative	149,702	105,389	259,220	200,828
Research and development	20,680	16,565	39,844	33,538
In-process research and development	85,400	—	86,980	—
Business repositioning costs	—	17,720	—	46,974

Operating income (loss)	(127,871)	24,994	(100,627)	34,721

Non-operating expense (income):
Interest expense	22,040	8,028	28,204	12,535
Unrealized (gain) loss on derivative instruments	(78)	2,464	305	2,902
Loss due to early retirement of convertible senior subordinated notes	—	15,798	—	15,798
Other, net	1,521	544	2,737	1,548

	23,483	26,834	31,246	32,783

Earning (loss) before income taxes	(151,354)	(1,840)	(131,873)	1,938
Provision for income taxes	15,440	863	22,812	2,012

Net loss	$(166,794)	$(2,703)	$(154,685)	$(74)

Net earnings per share:
Basic	$(2.78)	$(0.04)	$(2.59)	$(0.00)
Diluted	$(2.78)	$(0.04)	$(2.59)	$(0.00)
Weighted average number of shares outstanding:
Basic	59,909	67,166	59,655	67,694
Diluted	59,909	67,166	59,655	67,694

(A)	Includes a charge of $7,655 for inventory step-up to fair value from the IntraLase acquisition in the three and six months ended June 29, 2007. Includes charges of $4,467 and $7,645 primarily for inventory provisions and other rationalization and repositioning charges associated with discontinued products as the result of the business repositioning plan for the three and six months ended June 30, 2006, respectively.

Advanced Medical Optics, Inc.

Global Sales

(Unaudited)

(in thousands)	Three Months Ended		Six Months Ended
	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Geographic Sales:
Americas:
Cataract/implant	$55,815	$52,987	$106,566	$99,497
Laser vision correction	71,890	43,098	125,001	95,125
Eye care	5,233	28,203	25,248	45,103

Total Americas	$132,938	$124,288	$256,815	$239,725

Europe/ Africa/ Middle East:
Cataract/implant	$53,988	$50,515	$105,535	$96,900
Laser vision correction	16,640	3,881	22,865	7,980
Eye care	10,682	19,795	30,706	35,700

Total Europe/ Africa/ Middle East	$81,310	$74,191	$159,106	$140,580

Japan:
Cataract/implant	$17,145	$17,756	$30,500	$32,714
Laser vision correction	6,062	995	7,542	1,811
Eye care	6,612	11,656	20,301	27,785

Total Japan	$29,819	$30,407	$58,343	$62,310

Asia Pacific:
Cataract/implant	$13,301	$13,163	$25,397	$25,754
Laser vision correction	7,518	5,427	11,317	9,440
Eye care	(3,489)	9,565	2,092	17,460

Total Asia Pacific	$17,330	$28,155	$38,806	$52,654

Total Geographic Sales	$261,397	$257,041	$513,070	$495,269

Product Sales:
Cataract/implant:
Intraocular lenses	$81,300	$75,306	$157,248	$142,155
Viscoelastics	32,295	32,825	59,761	61,717
Phacoemulsification products	21,669	22,157	41,947	43,594
Other	4,985	4,133	9,042	7,399

Total Cataract/Implant	$140,249	$134,421	$267,998	$254,865

Laser vision correction:
Procedures and related	$63,592	$36,350	$109,227	$76,941
Systems	28,463	9,798	38,849	20,848
Microkeratome	1,116	2,507	3,149	5,781
Service and parts/other	8,939	4,746	15,500	10,786

Total Laser Vision Correction (B)	$102,110	$53,401	$166,725	$114,356

Eye care:
Multi-purpose solutions	($7,813)	$42,886	$26,073	$75,263
Hydrogen-peroxide solutions	13,618	15,953	$27,435	$30,133
Other	13,233	10,380	$24,839	$20,652

Total Eye Care	$19,038	$69,219	$78,347	$126,048

Total Product Sales	$261,397	$257,041	$513,070	$495,269

(B)	Includes $42,105 of IntraLase sales in the three and six months ended June 29, 2007.

	Three Months Ended			% Exchange Impact
	June 29, 2007	June 30, 2006	% Growth
Net Sales:
Cataract/implant	$140,249	$134,421	4.3%	2.5%
Laser vision correction	102,110	53,401	91.2%	0.6%
Eye care	19,038	69,219	(72.5%)	0.8%

	$261,397	$257,041	1.7%	1.7%

	Six Months Ended			% Exchange Impact
	June 29, 2007	June 30, 2006	% Growth
Net Sales:
Cataract/implant	$267,998	$254,865	5.2%	2.9%
Laser vision correction	$166,725	$114,356	45.8%	0.7%
Eye care	$78,347	$126,048	(37.8%)	1.6%

	$513,070	$495,269	3.6%	2.1%

Advanced Medical Optics, Inc.

Other Financial Information

(Unaudited)

(In thousands)

	June 29, 2007	December 31, 2006
Cash and equivalents	$50,217	$34,522
Trade receivables, net	240,120	232,408
Inventories	142,963	127,532
Working capital, excluding cash	143,933	226,168
Total debt, including current portion	1,545,480	851,105
Stockholders’ equity	593,166	715,991

	Three Months Ended
	June 29, 2007	June 30, 2006
Depreciation and amortization	$26,445	$17,374
Capital expenditures, excluding acquisitions	10,935	12,806

	Six Months Ended
	June 29, 2007	June 30, 2006
Depreciation and amortization	$43,561	$33,856
Capital expenditures, excluding acquisitions	20,980	21,787